EXHIBIT 11

ESTERLINE TECHNOLOGIES CORPORATION
Computation of Basic and Diluted Earnings Per Common Share
For the Three and Six Months Ended May 2, 2003 and April 26, 2002
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	May 2,	April 26,	May 2,	April 26,
	2003	2002	2003	2002

Net Sales	$ 135,281	$ 100,681	$ 261,610	$ 197,499
Gross Margin	40,570	32,314	79,243	64,781

Income From Continuing Operations	6,042	7,215	11,885	13,853
Loss From Discontinued Operations,
Net of Tax	(5,808)	(2,292)	(5,808)	(4,585)

Earnings Before Cumulative Effect
of a Change in Accounting Principle	234	4,923	6,077	9,268
Cumulative Effect of a Change in
Accounting Principle, Net of Tax	-	-	-	(7,574)

Net Earnings	$ 234	$ 4,923	$ 6,077	$ 1,694

Basic

Weighted Average Number of Shares
Outstanding	20,829	20,742	20,812	20,732

Earnings Per Share-Basic
Continuing operations	$ .29	$ .35	$ .57	$ .67
Discontinued operations	(.28)	(.11)	(.28)	(.22)

Earnings per share before
cumulative effect of a change in
accounting principle	.01	.24	.29	.45
Cumulative effect of a change in
accounting principle	-	-	-	(.37)

Earnings per share-basic	$ .01	$ .24	$ .29	$ .08

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ESTERLINE TECHNOLOGIES CORPORATION
Computation of Basic and Diluted Earnings Per Common Share
For the Three and Six Months Ended May 2, 2003 and April 26, 2002
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	May 2,	April 26,	May 2,	April 26,
	2003	2002	2003	2002

Diluted

Weighted Average Number of
Shares Outstanding	20,829	20,742	20,812	20,732

Net Shares Assumed to be Issued
for Stock Options	188	311	209	259

Weighted Average Number of
Shares and Equivalent Shares
Outstanding-Diluted	21,017	21,053	21,021	20,991

Earnings Per Share-Diluted
Continuing operations	$ .29	$ .34	$ .57	$ .66
Discontinued operations	(.28)	(.11)	(.28)	(.22)

Earnings per share before
cumulative effect of a change
in accounting principle	.01	.23	.29	.44
Cumulative effect of a change
in accounting principle	-	-	-	(.36)

Earnings per share-diluted	$ .01	$ .23	$ .29	$ .08

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